PURCHASE AND SALE CONTRACT

This Purchase and Sale Contract is made and entered into this 14th day of September, 2007 by and between PETROL OIL AND GAS, INC. a corporation incorporated under the laws of the State of Nevada (“Seller”) and ENERJEX RESOURCES, INC., a corporation incorporated under the laws of the State of Nevada (“Buyer”).

RECITALS:

A.        Seller owns certain oil leases and wells in Franklin, Miami, and Johnson Counties Kansas.

B.        Buyer desires to purchase and assume the leases, wells and all existing equipment on the leases.

C.        The parties mutually desire to enter into this Purchase and Sale Contract for the expressed purpose of the foregoing.

AGREEMENT:

1.         Consideration: Buyer shall pay Seller the sum of $800,000 cash, due in certified funds or wire transfer at closing (the “Purchase Price”). Closing shall occur at the law offices of Caldwell & Moll, L.C., 11903 W. 119th Street, Overland Park, Kansas at 4:00 p.m. Kansas time on September 14, 2007, or such other time or date as may be agreed upon in writing by the parties (the “Closing Date” or “Closing”) The effective date of the transfer of the Assets (as defined below) shall also be the Closing Date.

2 Assets. Subject to the terms and conditions of this Purchase and Sale Contract, Seller agrees to sell and convey to Buyer and Buyer agrees to purchase, accept and pay for the Assets (as defined below). As used herein, the term "Assets" means the following:

(a) All of Seller's right, title and interest in and to (i) the estates and mineral rights created by the oil and gas leases and mineral estates (the "Leases"), described in Exhibit A, attached hereto and incorporated herein by this reference, and (ii) all oil, gas, water disposal and other wells located on the Leases or on lands pooled therewith (the "Wells"), together with all of Seller's interest in the rights and appurtenances incident thereto, but excluding any orphaned and abandoned wells;

(b) All of Seller's rights in, to and under, and obligations arising from, all agreements relating to the Leases or Wells, including, but not limited to, joint operating agreements, unitization agreements, pooling agreements, farmout agreements, drilling agreements, exploration agreements, oil or gas product purchase and sale contracts, gas processing or transportation agreements, leases, permits, rights-of-way, easements, licenses, options, orders and decisions of state and federal regulatory authorities establishing units which appear of record;

(c) All of Seller's interest in fixtures and facilities used or held for use or charged to the Leases or Wells for the production, treatment, transportation, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto; and

(d) All books, files, data and records in Seller's possession relating to the Leases or Wells, or the maintenance or operation thereof, that Seller is not otherwise precluded from transferring to a third party by proscription of contract (the "Records”).

3.         Adjustments to Consideration: Oil revenue shall be prorated through the date of Closing. Operating expenses of the Leases from and after September 1, 2007 shall be the responsibility of the Buyer. Seller shall receive all oil revenues which include any amount to be prorated and shall pay over to Buyer, Buyer’s prorated share thereof, less any operating expenses of the Leases which are the responsibility of Buyer but which have been paid by Seller. Seller shall make the payment to Buyer required by this paragraph within fourteen (14) days of Seller’s receipt of oil revenue.

4.         Transfer and Title: The conveyance to be delivered by Seller to Buyer shall be substantially in the form of Exhibit B (the “Assignment”), attached hereto and incorporated herein by this reference, and shall be with warranty of title against the claims of third parties claiming the same or any part. As reasonably requested by Buyer, Seller also agrees to execute and deliver at and after Closing such other assignments, bills of sale and other documents which are appropriate to transfer the Assets to Buyer.

5.	Representations and Warranties of Seller

(a)       Existence. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada and is duly registered to do business as a foreign corporation in the Kansas.

(b)       Power. Seller has the power to enter into and perform this Purchase and Sale Contract and the transactions contemplated by this Purchase and Sale Contract. Subject to filings with or other actions by governmental entities where the same are customarily obtained subsequent to the assignment of oil and gas interests, the execution, delivery and performance of this Purchase and Sale Contract by Seller, and the transactions contemplated by this Purchase and Sale Contract, will not violate (i) any provision of the certificate or agreement of formation of Seller, (ii) any material agreement or instrument+ to which Seller is a party or by which Seller or any of the Assets are bound, (iii) any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (iv) any law, rule or regulation applicable to Seller relating to the

Assets other than a violation which would not have a material adverse effect on Seller or the Assets.

(c) Authorization and Enforceability. The execution, delivery and performance of this Purchase and Sale Contract, and the transaction contemplated hereby, have been duly and validly authorized by all necessary action on the part of Seller. This Purchase and Sale Contract constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)       Claims, Litigation and Title. There are no claims, actions, suits or proceedings pending or threatened against Seller which, if determined adversely to Seller, would have a material adverse affect on the Assets or which would materially and adversely affect Seller's ability to perform its obligations under this Purchase and Sale Contract. Seller owns at least the "Net Revenue Interest" for the Wells, as defined in Paragraph 2(a) hereof, as being associated with such Wells, without reduction, suspension or termination throughout the productive life of such Well. Seller is entitled to own the entire "Working Interest", without increase throughout the productive life of such Well. All Wells are free and clear of all liens, encumbrances, obligations or defects.

(e) Taxes and Assessments. All ad valorem, production, severance, excise, and similar taxes and assessments based upon or measured by the ownership of or the production of hydrocarbons from the Assets which have become due and payable have been properly paid by Seller, all applicable tax returns have been filed, and Seller knows of no claim by any applicable taxing authority against Seller in connection with the payment of such taxes.

(f)        Consents and Preferential Rights. All required notices in respect of consents to assignment and preferential rights to purchase relating to the Assets have been obtained by Seller on forms customarily used in the industry and shall be furnished to Buyer at Closing.

(g)       Environmental Laws. The Assets and related operations are not subject to any existing or threatened suit, investigation, or proceeding related to any obligation under any Environmental Law. As used in this Purchase and Sale Contract, the term "Environmental Laws" shall mean any and all laws, regulations, ordinances and judicial interpretations pertaining the prevention, abatement or elimination of pollution or to the protection of public health or the environment that are in effect in all jurisdictions in which any of the Assets or related operations are located or conducted, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous Materials Act and the Clean Air Act.

(h)       Sale of Production. No hydrocarbons produced from such Assets or existing as in-ground reserves in such Assets are subject to a sales contract (other than a contract or division order terminable upon no more than 30 days notice), and no person or entity other than a lessor under the Leases has any call upon, option to purchase or similar rights with respect to production from such Assets. Seller is receiving proceeds from the sale of production from the Wells from the production purchasers or from operator(s) of the Assets in a timely manner, and the proceeds payable to Seller are not being held in suspense by any production purchaser or operator.

(i)        Leases. The Leases are in full force and effect and are valid and existing documents covering the entire estates which they purport to cover; all royalties, rentals and other payments due under the Leases which are the responsibility of Seller to pay have been fully, properly and timely paid; no party to any Lease is in breach of any provision thereof; no such breach has been alleged by any lessor; the Leases, other than federal Leases, do not contain express development obligations; and all conditions necessary to keep the Leases in force have been performed.

(j)        Further Assurances. From August 1, 2007 until the Closing, Seller has not: (i) entered into any new agreements or commitments with respect to the Assets; (ii) incured any liabilities other than in the ordinary course for normal operating expenses associated with individual Wells; (iii) abandoned, or consented to abandonment of, any producing or shut-in Well or any injection well located on the premises associated with the Assets, nor released or abandoned all or any portion of the Leases; (iv) modified or terminated any of the agreements relating to the Assets or waived any right thereunder; and (v) encumbered, sold or otherwise disposed of any of the Assets other than personal property which is replaced with equivalent property or consumed in the ordinary course of operation of the Assets and other than hydrocarbons sold in the ordinary course of business.

(k)       Material Purchase and Sale Contracts. All agreements with respect to which Seller is a party and Buyer is not a party and that are material to the ownership or value of the Assets are set forth on Exhibit C attached hereto and incorporated herein by this reference and, as to such agreements, (i) all are in full force and effect; (ii) all payments due thereunder have been made by Seller; (iii) Seller is not in breach or default thereunder; (iv) no other party is in breach or default with respect to its obligations thereunder; and (v) neither Seller nor any other party to any such contract has given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any such contract.

6.         Broker: The broker for the transaction is Midwestern Gas Processors, Inc. (“Midwestern”). Seller shall be solely responsible for the payment of any amounts due to Midwestern. The parties represent and warrant that neither party has incurred any obligation or liability for broker’s or finder’s fees in respect of this Agreement, or the transactions contemplated hereby, except for the Seller’s obligation to Midwestern.

7.         Personal Property: This sale shall include all fixtures such as sheds, buildings and offices but does not include any personal property such as vehicles or any other items of property not affixed to and in use upon a Lease.

8.         Condition Precedent to Closing: Notwithstanding any other provisions of this Purchase and Sale Contract, Buyer's obligation under this Purchase and Sale Contract are subject to and conditional upon Buyer receiving, in a form acceptable to Buyer in its sole discretion, an executed waiver and release (the "Waiver") from Laurus Master Fund, Ltd. ("Laurus") at or prior to Closing whereby Laurus consents to Seller entering into this Purchase and Sale Contract and whereby Laurus releases its security interest in and to the Assets.

9.         Further Assurances: The parties agree to cooperate as reasonably requested by any other party to effectuate the assignments and intent contained herein. Such cooperation includes the execution of documents required by governmental agencies and/or third parties to effectuate any of the foregoing, including, without limitation Form T-1 documents.

10.       Governing Law: This Agreement will, in all respects, be subject to, construed and enforced in accordance with the laws of the State of Kansas, without regard to principles of conflict of laws. The Parties do hereby irrevocably submit and attorn to the jurisdiction of federal and state courts in the State of Kansas for all other matters arising out of or in connection with this Agreement. THE PARTIES EACH IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY PROCEEDINGS OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT AND FURTHER AGREE NOT TO PLEAD OR CLAIM ANY RIGHTS TO A TRIAL BY JURY IN SUCH PROCEEDING.

11.       Entire Agreement: This Agreement constitutes the entire agreement of the Parties relative to the subject matter contained herein, and there are no oral or other representations or warranties connected with the subject matter hereof. This Agreement supersedes all prior agreements between the Parties relating to the subject matter contained herein.

“BUYER”	“SELLER”

Enerjex Resources, Inc.	PETROL OIL AND GAS, INC.

by: /s/Steve Cochennet	By:/s/Loren Moll
Steve Cochennet	Loren Moll
President/CEO	President/CEO

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